Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:
Karen VanDerBosch	Lippert / Heilshorn & Associates
Chief Operating Officer and Chief Financial Officer	Mary Magnani/Cathy Mattison
MakeMusic, Inc.	(415) 433-3777
(952) 906-3690	mmagnani@lhai.com
kvanderbosch@makemusic.com

MAKEMUSIC’S MONTHLY SMARTMUSIC SUBSCRIPTION REPORT – JUNE 2011

SmartMusic subscriptions total 173,295

Provides updates on product release timing

Minneapolis – July 7, 2011 – MakeMusic, Inc. (NASDAQ: MMUS) today announced monthly subscription results for SmartMusic®, the interactive music software for band, orchestra and voice. SmartMusic subscriptions as of June month-end numbered 173,295, representing an increase of 6,201 from the previous month and a 21% increase over the prior year.

SmartMusic’s gradebook feature, which facilitates student grading and records management via the Internet, showed 2,814 teachers have issued assignments, an 18% increase over June of last year. Gradebook teachers, those having issued assignments to 50 or more students, totaled 1,418 at the end of June. This is a 21% increase compared to 1,172 gradebook teachers at the end of June 2010.

The number of SmartMusic educator accounts was 9,633 compared to 9,758 at the end of May, a decrease of 125 accounts.

Karen van Lith, MakeMusic CEO stated: “Positive momentum in SmartMusic subscriptions continued in June. In fact, we posted the strongest May and June in SmartMusic’s history and more than doubled the subscription additions reported during the same period in 2010, which had previously been our strongest end-of-school year. Looking forward to the back-to-school season, we believe we are well positioned to continue driving SmartMusic’s growth with an expanded sales force in place and an expected product update in early August. In addition, we have completed the development work for SmartMusic Inbox™, our new mobile app for Apple/iOS and Android devices, which will be released upon receiving final approval from Apple and Google.”

“We are excited about the updated features and improved functionality that our annual product upgrades will offer to our target markets. Due to the extent of the updates to the technological infrastructure for Finale 2012, this year’s update will be released in the Fall, which is later than our typical release timeframe.

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“We expect that the delay of Finale will negatively impact our second quarter and annual revenue for fiscal 2011, when compared to fiscal 2010. We expect, however, the momentum we are experiencing in other parts of our business, specifically in SmartMusic subscription growth, will partially offset the decrease in revenue from the delay. We plan to provide investors with a thorough update on our second quarter financial results call in early August,” van Lith added.

SmartMusic monthly site agreement totals are shown in the SmartMusic metrics table below:

SmartMusic Metrics:

	Total Subscriptions	Educator Accounts	Educators who have issued assignments	Gradebook Teachers	Site Agreements
Jun-11	173,295	9,633	2,814	1,418	541
May-11	167,094	9,758	2,780	1,458	525
Apr-11	165,165	9,744	2,736	1,437	512
Mar-11	164,836	9,727	2,680	1,416	506
Feb-11	163,710	9,601	2,488	1,299	503
Jan-11	163,151	9,487	2,305	1,186	500
Dec-10	162,189	9,402	2,040	1,019	485
Nov-10	161,788	9,461	1,936	950	487
Oct-10	160,681	9,523	1,628	761	465
Sep-10	158,574	9,312	1,085	415	466
Aug-10	149,038	9,180	374	60	406
Jul-10	143,121	9,003	—	—	373
Jun-10	143,095	9,073	2,379	1,172	372

“Gradebook Teachers” and “Educators who have issued assignments” are annual statistics that restart on July 1 of each year reflecting the start of the school-year cycle. The gradebook feature was temporarily unavailable in July 2010 until SmartMusic 2011 was released in August 2010.

Follow SmartMusic activities from our Community page, which offers access to the SmartMusic Blog, Newsletter, Forum and links to SmartMusic presence on Twitter, Facebook, YouTube and more.

About MakeMusic, Inc.

MakeMusic® , Inc. is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software, enabling composers, arrangers, musicians, teachers, students and publishers to create, edit, audition, print and publish musical scores. MakeMusic is also the creator of SmartMusic® interactive software that is transforming the way students practice. With SmartMusic, students and teachers have access to thousands of band, orchestra and vocal pieces allowing students to practice with background accompaniment and get immediate feedback on their performance. SmartMusic allows teachers to individualize instruction and document the progress of every student. Additional information about this Minnesota company can be found at www.makemusic.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our expectations regarding: (i) growth in SmartMusic subscription rates, and the impact of that growth on revenue; (ii) product release dates for SmartMusic Inbox,

SmartMusic 2012 and Finale 2012; (iii) benefits and features of new products; and (iv) the impact of product release delays on our financial results. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to: (i) the ability of our management team to successfully implement growth initiatives for SmartMusic; (ii) market acceptance of our products; (iii) the impact of changing technology on our product upgrades; (iv) delays in finalizing the development of SmartMusic 2012 and Finale 2012; (iv) delays in third-party approvals for SmartMusic Inbox; and (v) those factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.